February 2, 2006


Digital Power Corporation


Re: Resignation from Board of Directors and Waiver of Rights


I, the undersigned, hereby resign from the Board of Directors of Digital Power Corporation (the "Company" [or the
"Companies"]).

My resignation shall be effective immediately upon the trustees (in Hebrew: "Ne'eman") (as this term is defined in the Share Purchase Agreement between Mr. David Amitai and Mr. Ben-Zion Diamant, dated as of 1/9/06 (the "Agreement")) dating of this resignation letter.

Me resignation is due to the purchase of control in the Company
[or Companies] pursuant to the provisions of the Agreement.

I, the undersigned, hereby declare that subject to my receipt of all amounts owed to me by the Company [Companies] under any applicable law, I hereby waive any claim and/or right of any kind whatsoever towards the Company [Companies], the Affiliates (in Hebrew: "Havarot Kshurot") (as this term is defined in the Agreement), and the Company's [Companies'] and/or the Affiliates' officers and shareholders.

Sincerely yours,

Yuval Menipaz
_______________________
[name of resigning Director]